                                                                    EXHIBIT 5.1

               [Letterhead of Orrick, Herrington & Sutcliffe LLP]

                                 June 1, 1999

Advanta Business Services Corp.
1020 Laurel Oak Road
Voorhees, New Jersey  08043

             Re: Advanta Leasing Receivables Corp. VIII and Advanta
                 Leasing Receivables Corp. IX Equipment
                 Receivables Asset-Backed Notes, Series 1999-1
                 Class A, Class B and Class C
                 ---------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Advanta Business Services Corp., a Delaware corporation, ("ABS"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed on June 1, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of Equipment Receivables Asset-Backed Notes, Series 1999-1 Class A, Class B and Class C (collectively, the "Notes"). Such Notes will be issued pursuant to the Master Facility Agreement (the "Master Facility Agreement"), among ABS, as Servicer, Advanta Leasing Receivables Corp. VIII, as an Obligor, Advanta Leasing Receivables Corp. IX, as an Obligor (collectively, the "Obligors"), and Bankers Trust Company, as Trustee, and the Series 1999-1 Supplement thereto (the "Series 1999-1 Supplement" and, together with the Master Facility Agreement, the "Agreement").

                  We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

                  Based on such examination, we are of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the Agreement, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus

Advanta Business Services Corp.
June 1, 1999
Page 2


included therein, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Obligors and the holders of the Notes will be entitled to the benefits of the Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are "experts" within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                               Very truly yours,

                               /s/ Orrick, Herrington & Sutcliffe LLP

                               ORRICK, HERRINGTON & SUTCLIFFE LLP